Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-xxxxxx) pertaining to the 2016 Stock Incentive Compensation Plan of Differential Brands Group Inc. (formerly known as Joe’s Jeans Inc.) (the “Company”) of our report dated February 13, 2014 (except for the effects of discontinued operations discussed in Note 1 and Note 4, as to which the date is November 2, 2015) with respect to the consolidated financial statements and schedules of Joe’s Jeans Inc. and subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2013 filed with the Securities and Exchange Commission on February 29, 2016.

/s/ Ernst & Young LLP

Los Angeles, California

November 28, 2016